CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made and entered as of the 23rd day of October 2012 (the “Effective Date”) by and between National Fire Insurance Company of Hartford (“National Fire”) and American Casualty Company of Reading, PA (“American Casualty”), on the one side, and OMP, Inc. and Obagi Medical Products, Inc., (collectively, “OMP”) on the other side. National Fire, American Casualty and OMP are collectively referred to as “the Parties.”

I.           DEFINITIONS

The following definitions are provided for purposes of this Agreement only. As the context requires, each defined term stated in a singular form shall include the plural form and vice versa. The Parties agree that the defined terms shall have the following meanings for purposes of this Agreement:

A.           “ZO Skin Health Lawsuit” means the lawsuit styled ZO Skin Health, Inc. v. OMP, Inc. et al., Los Angeles Superior Court Case No. BC 429414, filed on or about January 7, 2010 in the California Superior Court, County of Los Angeles.

B.           “Obagi Arbitration” means the Demand for Arbitration brought against OMP by Dr. Zein Obagi, Dr. Zein Obagi, M.D., Inc., Skin Health Properties, Inc., the Zein and Samar Obagi Family Trust and Samar Obagi, on or about January 7, 2010.

C.           “The Obagi Actions,” collectively, refers to the ZO Skin Health Lawsuit and the Obagi Arbitration.

D.           “The Obagi Claims” means any and all claims, demands, causes of action, liabilities or obligations that were asserted or released against OMP in the Obagi Actions.

E.           “Defense Costs” means any and all attorneys’ fees, costs and expenses incurred and/or paid by OMP in connection with the defense of the Obagi Actions and/or Obagi Claims.

F.           “Settlement Costs” means any and all monies and/or other consideration paid, given or given up by or on behalf of OMP to settle the Obagi Actions and/or Obagi Claims.

G.           “Coverage Action” means the lawsuit styled National Fire Insurance Company of Hartford and American Casualty Company of Reading, PA v. OMP, Inc. and Obagi Medical Products, Inc.,, Case No. CV 11-04209 MWF (JCx), filed May 17, 2011 in the United States District Court for the Central District of California by National Fire and American Casualty, and the Counterclaim for Breach of Contract, Breach of the Covenant of Good Faith and Fair Dealing; and Declaratory Relief filed by OMP.

H.           “The Policies” means any and all policies of insurance that any Insurers (as defined below) issued to OMP, or that name OMP as an insured or additional insured. The Policies include but are not limited to National Fire policy number A 4013926279; American Casualty policy number A 4013926296; and Columbia Casualty Company policy number ADT 209115180.

I.           “The Insurers” means National Fire Insurance Company of Hartford, American Casualty Company of Reading, PA., Columbia Casualty Company and the

parents, subsidiaries, divisions, holding companies, merged companies, affiliated companies, acquired companies, predecessors-in-interest, successors-in-interest, assigns, attorneys, and affiliates of each of those companies, all solely in their capacities as such; and each of their directors, officers, shareholders, attorneys, agents and employees, all solely in their capacities as such.

II.           RECITALS

WHEREAS, OMP was advised of certain Obagi Claims in or about December 2009; the ZO Skin Health Lawsuit was filed on or about January 7, 2010, which lawsuit named OMP, Inc. and Obagi Medical Products, Inc. as defendants; and the Obagi Arbitration was served on OMP on or about January 7, 2010; and

WHEREAS, OMP first provided notice to The Insurers of The Obagi Claims in or about December 2009; and

WHEREAS, OMP first tendered The Obagi Actions to National Fire and American Casualty for defense and indemnity on or about January 8, 2010; and

WHEREAS, certain disputes have arisen between National Fire and American Casualty, on the one hand, and OMP on the other, regarding any duty on the part of National Fire and American Casualty to defend and/or indemnify OMP under the Policies for The Obagi Actions; and

WHEREAS, on or about May 17, 2011, National Fire and American Casualty filed their Complaint in the Coverage Action and, on or about July 7, 2011, OMP filed the Counterclaim for Breach of Contract, Breach of the Covenant of Good Faith and Fair Dealing, and Declaratory Relief in the Coverage Action; and

WHEREAS, The Insurers and OMP, in order to avoid the expense of litigation and without any admission or concession of any liability or fault, desire to settle the claims and disputes that were or could have been the subject of the Coverage Action;

NOW, THEREFORE, in consideration of and reliance on the mutual agreements herein contained below and intending to be legally bound, the Parties agree as follows:

III.           PAYMENT

In consideration of the dismissal of the Coverage Action and the release by OMP in Article IV below, National Fire and American Casualty collectively will pay to OMP a total of $14.0 million (Fourteen Million Dollars) (“the Settlement Amount”). OMP acknowledges that National Fire has previously paid $2,725,597.00 (Two Million, Seven Hundred Twenty Five Thousand, Five Hundred Ninety Seven Dollars) to OMP. On or before October 25, 2012, National Fire and American Casualty will pay the balance of the Settlement Amount, totaling $11,274,403.00 (Eleven Million, Two Hundred Seventy Four Thousand, Four Hundred and Three Dollars) by wire transfer to “Abelson Herron LLP (Client Trust Account)” with the notation “OMP/ZO Skin” as follows:

Bank:	1st Century Bank

Bank Address:	1875 Century Park East, Suite 100
Los Angeles, California 90067

ABA Routing Number:	122243761

ABA Bank Account No:	2100003223

US Taxpayer ID:	32-0147297 (Abelson | Herron LLP)

Names on Account:	Abelson | Herron LLP (Client Trust Account)
333 South Grand Avenue, Suite 1550
Los Angeles, California 90071

IV.           RELEASE AND OTHER AGREEMENTS
A.
OMP, on the one side, and The Insurers, on the other side, each on its own behalf and on behalf of each of their respective parents, subsidiaries, divisions, holding companies, merged companies, affiliated companies, acquired companies, predecessors-in-interest, successors-in-interest, assigns, attorneys, and affiliates of each of those companies, all solely in their capacities as such; and each of their directors, officers, stockholders, attorneys, agents and employees, all solely in their capacities as such (collectively, the “Releasing Parties”), hereby releases each of the others’ respective Releasing Parties (and in the case of the Insurers, each of their respective Policies), of and from any claims and disputes based upon and/or arising out of The Obagi Actions and all matters released therein; The Obagi Claims, the ZO Skin Health Lawsuit, the Obagi Arbitration, the Defense Costs, the Settlement Costs and the Coverage Action, including, without limitation, any and all claims that were or could have been asserted in the Coverage Action.  For the avoidance of doubt, the foregoing release includes a release by OMP and its respective Releasing Parties, and each of them, of all claims that OMP did assert or could have asserted in the Coverage Action for breach of contract, breach of the covenant of good faith and fair dealing, unfair claims handling or settlement practice, fraud, misrepresentation, claims for attorneys’ fees (including “Brandt” fees) and costs, interest, statutory, code or regulatory violations, and punitive/exemplary damages and/or any other basis for any claim for damages, injury, other fees or costs arising out of, related to or connected with the Insurers’ evaluation and handling of The Obagi Actions, The

Obagi Claims and/or the filing of the Coverage Action, provided however, that the releases set forth in this Agreement do not release: (1) The Insurers, their respective released Parties, and/or any of their respective Policies of or for claims or matters other than those released by this Agreement (in other words, the foregoing release is a broad claim-release, not a policy release) and (2) any of the obligations established by this Agreement.

B.
National Fire and American Casualty will file a dismissal with prejudice of the Coverage Action, and OMP will file a dismissal with prejudice of the Counterclaim, within five (5) days of the receipt by counsel for OMP of the balance of the Settlement Amount set forth in Article III, the Parties to each bear their own costs, expenses and attorneys’ fees.

V.           OTHER PROVISIONS

A.           The Parties acknowledge that they have been advised by legal counsel about, and are familiar with the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties expressly waive and relinquish any rights and benefits that they may have thereunder. The Parties acknowledge the significance of the comprehensive waiver of the rights and benefits under Section 1542 of the California Civil Code and also acknowledge their awareness that the facts and circumstances surrounding the transactions upon which the release in Section IV is being given may be discovered to be different from the facts and circumstances now known or suspected by such Party to be true. Such facts or circumstances may reveal damages, losses or defenses presently unknown or unsuspected by such Party. Each Party expressly assumes the risk that such new facts and new circumstances, damages, losses or defenses may be discovered and further agrees that in the event new facts and circumstances, damages, losses or defenses are discovered, the release in Section IV shall, in all respects, remain effective without modification despite the discovery of such new facts or circumstances, damages, losses or defenses. This Agreement constitutes a full and complete release of the matters released herein, regardless of whether those matters are presently known, unknown, foreseen or unforeseen.

B.           This Agreement shall be binding upon and inure to the benefit of OMP and The Insurers and their successors and assigns. This Agreement does not and is not intended to create any rights in any third parties.

C.           This Agreement reflects the joint drafting efforts of the Parties, each of which was assisted by experienced counsel. Accordingly, any rule of law (including without limitation California Civil Code Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement “against” the Party drafting it is not applicable and is waived. This Agreement constitutes the entire understanding between the Parties concerning the subject matter herein, superseding any and all prior agreements and understandings.

D.           The Parties have reached this Agreement on a commercial basis under the unique circumstances of this case to avoid the cost of further negotiations and/or litigation among them. Nothing in this Agreement or any of the acts or omission related thereto is or shall be deemed to be precedential, an admission, concession or acknowledgement with regard to The Policies, coverage or liability. Rather, this Agreement has been entered into without any concession of liability or non-liability whatsoever. Because this Agreement is a pragmatic compromise agreed to under special circumstances solely to settle the disputes between the Parties and to avoid disputes in the future, this Agreement has no precedential or evidentiary value whatsoever. Accordingly, this Agreement and its provisions are not intended, nor shall they be cited, construed or represented in any litigation, dispute resolution proceeding, or otherwise, to reflect the positions of the Parties to this Agreement as to the existence and/or proper construction of The Policies.

E.           No amendment, modification, addendum or revision of this Agreement shall be valid unless it is in writing and signed by the Parties to be bound, in which event there need be no separate consideration therefor.

VI.           CONFIDENTIALITY

A.           This Agreement, all of the terms and information contained herein, all of the negotiations leading to it, all of the communications generated pursuant to it, and the implementation hereof (collectively, the “Confidential Settlement Information”), shall be kept strictly confidential, and shall not be disclosed to any person, corporation or other entity not a Party or counsel to a Party to this Agreement except: (i) in response to a subpoena that seeks or judicial order that compels disclosure of Confidential Settlement Information. If any Party is served with a subpoena or a notice to produce documents that seeks disclosure of Confidential Settlement Information or a motion to compel disclosure of Confidential Settlement Information, the Party from which disclosure is sought will notify the other Party hereto, without delay, of any such subpoena or motion to compel disclosure, so as to afford the other Party the opportunity to oppose such subpoena, document production notice or motion. Although a Party shall give notice of such subpoena or motion without delay, in no event shall any Party provide fewer than five (5) calendar days’ notice of such subpoena or motion; (ii)  the Insurer’ reinsurers and retroinsurers;  (iii) the Insurers’ and OMP’s accountants, auditors, lenders, and tax advisors.  Notwithstanding the foregoing, either Party may at any time make disclosures required by law.

 VII.           ADDITIONAL REPRESENTATIONS OF THE PARTIES

A.           The Parties have entered into this Agreement in good faith.

B.           OMP represents and warrants that, as of the date of this Agreement, it has received no payment, other than from The Insurers, from any other person or entity to reimburse it for any Defense Costs or Settlement Costs.

C.           The Parties have taken all necessary corporate and legal actions to duly approve the making and performance of this Agreement and have all requisite power and authority to execute and deliver this Agreement such that no further corporate or partnership approval is necessary.

D.           The making and performance of this Agreement will not violate any provision of law or any provision of the Parties’ respective articles of incorporation or bylaws.

E.           Each Party has received independent legal advice from its attorneys with respect to the advisability of making the settlement provided for herein.

F.           Each Party has made such investigation of the facts pertaining to this settlement and this Agreement and of all the matters pertaining thereto as it deems necessary or desirable.

G.           Each Party represents and warrants that it has not heretofore assigned, transferred, or otherwise disposed of any of the claims or rights being released as a part of this Agreement.

H.           This Agreement shall be governed by and construed in accordance with the substantive law of the State of California, irrespective of whether California’s conflicts of law principles would require the choice of a law of some jurisdiction other than California.

I.           This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

J.           Any notice to the Parties required by this Agreement or that for any other reason is required should be addressed as follows:

For OMP:              Michael Bruce Abelson
Vincent H. Herron
ABELSON | HERRON LLP
333 South Grand Ave., Suite 1550
Los Angeles, CA 90071

Laura Hunter
Vice President & General Counsel
Obagi Medical Products, Inc.
3760 Kilroy Airport Way, 5th Floor
Long Beach, California 90806

For Insurers:         Christopher R. Carroll
David M. Kupfer

CARROLL, McNULTY & KULL, LLC
120 Mountain View Boulevard
Basking Ridge, NJ 07920

Steven M. Crane
BERKES CRANE ROBINSON & SEAL LLP
515 S. Figueroa St., Suite 1500
Los Angeles, CA 90071

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date(s) set forth below:

National Fire Insurance Company of Hartford

By:	/s/ Timothy McDaniel
Its	Claim Consultant
Date:	10/23/12

American Casualty Company of Reading, PA

By:	/s/ Timothy McDaniel
Its	Claim Consultant
Date:	10/23/12

OMP, Inc., and Obagi Medical Products, Inc.

By:	/s/ Laura Hunter
Its	Vice President & General Counsel
Date:	10/23/12

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